EXHIBIT 10.1

LEE BARKER

Suite 501 – 55 University Ave.

Toronto, ON M5J 2H7

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April 1, 2003

Otish Resources Inc.

Suite 1000 – 355 Burrard Street

Vancouver, BC V6C 2G8

Attention: Stan Ford

Re:

Acquisition of Mineral Claims, Lac Lavallette Region, Central Quebec

The following terms and conditions are applicable for the sale of 11 mineral claim units near Lac Lavalette, Quebec Canada by Lee Barker (hereinafter referred to as “Mr. Barker”) to Otish Resources Ltd. (hereinafter referred to as “OR”)

a)

Mr. Barker will transfer title to eleven (11) mineral claim units listed in Exhibit “A” to OR within 21 days of this agreement.  These claims will be contiguous hard rock mineral claims covering in excess of 582 hectares.

b)

Mr. Barker will provide to OR within 21 day of this agreement a geological report summarizing the mineral claims, particulars of recent sampling and geological investigation, copies of all records, a budget for further work and recommendations, and all other information and material relevant to a geological report requisite for filing with the regulatory bodies.

c)

Mr. Barker will ensure that the claims shall be in good standing for at least 10 months from the date of this agreement.

d)

Mr. Barker shall sell 100% (one hundred percent) interest in the claims to OR subject to a 2 ½% Net Mineral Royalty NMR) and subject to OR spending a total of $16,500 US on a work program on the claims.  1 ½% of the NMR can be acquired for $1.0 million within 12 months from commencement of Commercial Production.  Advance royalties of $50,000 shall be paid annually commencing 36 months from the date of the execution of this agreement.

e)

If OR fails to make the advance royalty payments on the 36 moth anniversary of the signature of this agreement, as described in d) above, then OR agrees to transfer ownership of the subject mining claims to Mr. Barker within no less than a 10 day period.

f)

As part of the inclusive sale price, Mr. Barker will provide geological consulting services for the claims and will maintain the claims in good standing for a period of 36 months with exploration fees to be advanced by OR by July 15, 2003 for the 2003 work season.

OR shall:

i)

Pay $3,500 US to Mr. Barker upon delivery of report and transfer of property title.  This must be completed prior to June 15, 2003.

ii)

Pay $13,000 by July 1, 2003 for work to be carried out on the property this season.

Both parties agree that:

•

Time is of the essence

•

Any part of this agreement, in whole or in part, is assignable by either with no approvals required.

By signature witnessed below, the undersigned hereby acknowledge that they have read and understood and agree to the aforementioned terms.

/s/   Stan Ford

/s/   Lee Barker

Stan Ford, P. Eng.

Lee Barker, P. Eng.

President, Otish Resources Inc.

Date:  April 1/03

Date:  16-05-2003

Place:  Vancouver

Place:  Toronto

Witness:

Witness:

/s/   R. Kreller

Ruth Kreller

Print Name

Print Name

Footnotes to Agreement

1)

All dollar figures denoted in the currency of the United States of America.

2)

The total to be paid by OR to Mr. Barker or third parties for the claims is $20,000.

3)

Attached are definitions of NMR and ARP.

4)

As much as possible of the third party billings will be made directly to Otish Resource for payment.

EXHIBIT A

Mineral Claims being acquired by Otish Resource

	TITLE	MAP SHEET	SIZE (HA)	DATE EXP.

1	CDC 1064683	33 A02	52.97	2004-03-04
2	CDC 1064684	33 A02	52.97	2004-03-04
3	CDC 1064685	33 A02	52.97	2004-03-04
4	CDC 1064686	33 A02	52.97	2004-03-04
5	CDC 1064687	33 A02	52.96	2004-03-04
6	CDC 1064688	33 A02	52.96	2004-03-04
7	CDC 1064689	33 A02	52.96	2004-03-04
8	CDC 1064690	33 A02	52.96	2004-03-04
9	CDC 1064695	33 A02	52.95	2004-03-04
10	CDC 1064696	33 A02	52.95	2004-03-04
11	CDC 1064697	33 A02	52.95	2004-03-04

Advance Royalty Payments means from time to time payments to the Optionor by the Optionee before Commencement of Commercial Production of Minerals.

Commencement of Commercial Production, with respect o minerals means:

a)  If a mill is located on the subject property, the last day of a period of forty (40) consecutive days in which for not less than thirty (30) days, the mill processed Mineral or Rock from the Property at 60% of its rated capacity;

or

b)  If no mill is located on the Property, the last day of the first period of thirty (30) consecutive days during which Mineral or Rock has been shipped from the property on a reasonably regular basis for the purpose of earning revenues.

No period of time during which ore or concentrate is shipped from the Property for testing purposes or during which milling operations are undertaken as initial tune-up will be taken into account in determining the date of Commencement of Commercial Production.

Minerals means, the ores or concentrates of minerals, the rock that is part of such ores and concentrates sold by the Optionee.

Net Mineral Return means, for any period the difference between:

a)

the sum of:

i)

the gross proceeds received by the Optionee in that period from the sale of Minerals produced from the property to a party that is arms length to the Optionee, or that would have been received by the Optionee if the purchase of the Minerals were at arms length to the Optionee; and

ii)

in the case of the sale of Minerals that are ores that have not been processed in a Mill, the estimated cost that would have been incurred in crushing, and beneficiating such Minerals in a Mill as agreed by the parties or otherwise determined by a competent mining engineer;

and

b)

the sum of:

i)

all amounts paid on account of Advance Royalty Payments;

ii)

any insurance costs in connection with shipping such Minerals;

iii)

any costs of transport;

iv)

all costs of the Optionee associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;

v)

the costs of marketing, adjusted for rebates or allowance made or given;

vi)

any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the Minerals or the value thereof;

and

vii)

any treatment, beneficiation or other charges or penalties deducted by any smelter or refinery to which such Minerals are shipped that have not been previously deducted in the computation of gross proceeds.

Net Mineral Royalty means, the percentage of Net Mineral Return from time to time payable to the Optionor after Commencement of Commercial Production from the sale of Minerals.